Exhibit 99.1

- NEWS RELEASE -

SSI SURGICAL SERVICES ANNOUNCES NEW LEADERSHIP

Orlando, FL — SSI Surgical Services, Inc. (d.b.a. Surgical Services) (OTCBB: SGSI) announced the resignation of its president and chief executive officer, Todd Riddell, effective December 31, 2003. Mr. Riddell is a co-founder of SSI and had been with the company since 1992.

The Board of Directors has named Christopher Tihansky president and chief executive officer. Mr. Tihansky has more than 15 years of experience in the medical device industry. He was most recently vice president and general manager of the Surgical business unit of Teleflex Medical. He joined Teleflex Medical in 1999 as vice president of Business Development. Previously, Mr. Tihansky was a senior health care analyst at Genesis Merchant Group, an investment bank based in San Francisco. He earned an MBA from the University of San Diego, a B.S. in Mechanical Engineering from Lehigh University and an M.S. in Biomedical Engineering from Drexel University.

Surgical Services is a health care company that provides surgical support services geared to improving efficiencies and increasing procedures/turnover at hospitals and ambulatory surgery centers throughout the United States. With comprehensive services that are focused primarily on operating room, tailored services include: consulting, department management, staffing, training, asset inventory management systems, endoscopy services and surgical instrument/linen management and sterilization. The company’s headquarters is in Orlando, Florida with employees based in hospitals, medical centers, and sterilization centers nationally.

Forward-looking information:

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commissions filings.